Exhibit 99.1

DESIGN WITHIN REACH, INC. REPORTS SECOND QUARTER 2008 RESULTS

SAN FRANCISCO, CA (August 7, 2008) – Design Within Reach, Inc. (NASDAQ: DWRI) today announced financial results for the second quarter and six months ended June 28, 2008.

Second Quarter and Six Month Results:

•

Product sales for the second quarter of 2008 decreased 3.6% to $44.8 million, compared to $46.4 million recorded in the second quarter of 2007. Net sales, which are primarily comprised of product sales and shipping revenue, decreased 3.7% to $47.3 million in the second quarter of 2008 from $49.1 million in the same period last year. Gross profit margin improved to 46.4% in the second quarter of 2008, compared to 44.3% in the same period last year.

•

Product margin, which the Company defines as product gross profit divided by net product sales, was 50.3% for the second quarter of 2008, compared to 48.2% in the second quarter of 2007. For more information regarding the calculation of product margin, please see the discussion under the heading “Non-GAAP Financial Information” below.

•	Selling, general and administrative expenses were $22.7 million for the second quarter of 2008, compared to $22.2 million in the same period last year.

•

Loss before income tax benefit for the second quarter of 2008 was $0.7 million, compared to a loss before income tax benefit of $0.6 million in the same period last year. Net loss for the second quarter of 2008 was $0.2 million, or $(0.01) per diluted share, compared to a net loss of $0.6 million, or $(0.04) per diluted share, in the second quarter of 2007. An income tax benefit of $0.5 million was recorded in the quarter ended June 28, 2008, compared to no income tax benefit in the second quarter of 2007.

•

Net sales for the six months ended June 28, 2008 increased 1.4% to $94.2 million from $92.9 million in the same period last year. Net loss before income tax benefit for the six months ended June 28, 2008 was $2.0 million, compared to a loss before income tax benefit of $4.4 million in the same period last year. Net loss for the first six months of 2008 was $0.8 million, or $(0.05) per diluted share, compared to a net loss of $4.4 million, or $(0.30) per diluted share, in the first six months of 2007.

Net sales by sales channel were as follows:

•

Studio sales were $32.6 million in the second quarter of 2008, up 2.2% from $31.9 million in the same period last year, due to $1.7 million in incremental sales from the addition of four new studios since the beginning of the second quarter of 2007. Design Within Reach operated 68 studios and the DWR Annex, an outlet for returned and discontinued merchandise, at the end of the second quarter of 2008, compared to 65 studios and one outlet open at the end of the second quarter of 2007.

•

Direct sales (including phone sales and sales through the Design Within Reach website) were $10.4 million in the second quarter of 2008, a decrease of approximately 17.5% from $12.6 million in the second quarter of 2007.

As of June 28, 2008, Design Within Reach had approximately $20.5 million in working capital resources, including approximately $7.1 million in cash and cash equivalents and approximately $13.4 million available for advances under its revolving credit facility. The Company has invested approximately $2.5 million in capital expenditures in the first six months of 2008, and expects to invest between $5.5 million and $6.5 million during the remainder of the year for information technology, two Tools for Living stores and select studio remodels.

Guidance

Design Within Reach is maintaining its earnings per share guidance of $0.03-$0.05. In light of the challenging economic environment, the Company believes revenue will be flat year over year.

Conference Call

Design Within Reach, Inc. will host a conference call today, August 7, 2008 at 1:30 p.m. Pacific (4:30 p.m. Eastern) with Ray Brunner, President and Chief Executive Officer, and John Hellmann, Chief Financial Officer. To access the conference call, participants in North America should dial (800) 762-4832 and international participants should dial (480) 248-5081. Participants are encouraged to dial in to the conference call five to ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.dwr.com. The webcast will also be archived online within one hour of the completion of the conference call and available at www.dwr.com. A telephone replay will be available through August 28, 2008. To access the replay, please dial (800) 406-7325 (domestic) or (303) 590-3030 (international), passcode 3903619.

Non-GAAP Financial Information

This press release presents product margin, which is a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. The Company believes product margin is a useful financial measure as it removes the impact of shipping revenues and expenses from gross margin. Management believes shipping operations do not reflect the core operations of Design Within Reach’s business. For a reconciliation of product margin to the most comparable GAAP measure, see the following reconciliation of GAAP gross margin to product margin.

Amount in thousands	Thirteen	Thirteen	Twenty-Six	Twenty-Six
	Weeks Ended June 28, 2008	Weeks Ended June 30, 2007	Weeks Ended June 28, 2008	Weeks Ended June 30, 2007
Product Sales	$44,774	$46,423	$88,124	$87,108
Commissions, License and Royalty Fees	29	10	38	10
Shipping Revenue	2,457	2,635	6,012	5,798

Net Sales	$47,260	$49,068	$94,174	$92,916
Product Gross Profit	$22,517	$22,385	$44,428	$40,952
Product Profit %	50.3%	48.2%	50.4%	47.0%
Commissions, License and Royalty Fees Gross Profit	27	7	35	7
Commissions, License and Royalty Fees Profit %	93.1%	70.0%	92.1%	70.0%
Shipping Gross Profit (Loss)	(609)	(674)	(352)	(896)
Shipping Profit %	(24.8)%	(25.6)%	(5.9)%	(15.5)%
Total Gross Profit	$21,935	$21,718	$44,111	$40,063
Total Gross Profit %	46.4%	44.3%	46.8%	43.1%

About Design Within Reach, Inc.

Design Within Reach, Inc., founded in 1998 and headquartered in San Francisco, California, is an integrated multi-channel provider of distinctive modern design furnishings and accessories. The Company markets and sells its products to both residential and contract customers through 69 retail Studios in the United States and Canada, its San Francisco-based phone sales team at (800) 944-2233, and www.dwr.com.

“Design Within Reach” is a registered trademark of Design Within Reach, Inc.

This press release includes forward-looking statements, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Design Within Reach’s markets and the demand for its products. Factors that could cause Design Within Reach’s actual results to differ materially from these forward-looking statements including the following: we have recently revised our corporate strategy and our new strategy may not be successful; if we fail to offer merchandise that our customers find attractive, the demand for our products may be limited; the expansion of our studio operations could result in increased expenses with no guarantee of increased revenues; we do not have long-term vendor contracts and as a result we may not have continued or exclusive access to products that we sell; our business depends, in part, on factors affecting consumer spending that are not within our control; we rely on catalog-based marketing, which could have significant cost increases and could have unpredictable results; we must manage our online business successfully or our business will be adversely affected; we have made and will continue to make certain systems changes that might disrupt our supply chain operations and delay financial results; management has identified material weaknesses in internal controls over financial reporting; our failure to implement and maintain effective internal controls in our business could have a material adverse effect on our business, financial condition, results of operations and stock price; we may need additional financing and may not be able to obtain additional financing on favorable terms or at all, which could increase our costs, limit our ability to grow and dilute the ownership interests of existing stockholders; we may not manage our inventory levels successfully; changes in the value of the U.S. dollar relative to foreign currencies and any failure by us to adopt and implement an effective hedging strategy could adversely affect our operating results; we rely on foreign sources of production, which subjects us to various risks; we may fail to timely and effectively obtain shipments of product from our vendors and deliver merchandise to our customers; we face intense competition and if we are unable to compete effectively, we may not be able to achieve and maintain profitability; and our operating and financial performance in any given period might not meet the guidance that we have provided to the public and other risks detailed in our reports and filings with the Securities and Exchange Commission, including our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which is available at the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein, and we caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contact:	John D. Hellmann Design Within Reach, Inc. jhellmann@dwr.com (415) 676-6500

Investor Relations:	Andrew Greenebaum/Christine Gleim ICR, Inc. andrew.greenebaum@icr-online.com; christine.gleim@icr-online.com (310) 954-1100

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Design Within Reach, Inc.

Condensed Balance Sheets

(Unaudited)

(amounts in thousands)

	June 28, 2008	June 30, 2007
ASSETS
Current assets
Cash and cash equivalents	$7,070	$4,593
Inventory	38,028	46,119
Accounts receivable	3,058	2,703
Prepaid catalog costs	1,186	1,309
Deferred income taxes	1,251	2,078
Other current assets	3,318	2,091

Total current assets	53,911	58,893
Property and equipment, net	23,189	24,054
Deferred income taxes, net	8,182	8,083
Other non-current assets	963	988

Total assets	$86,245	$92,018

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,899	$15,934
Accrued expenses	4,992	5,210
Accrued compensation	2,543	2,262
Deferred revenue	1,954	3,609
Customer deposits and other liabilities	3,150	2,767
Borrowings under loan agreement	4,657	11,319
Long-term debt, current portion	357	319

Total current liabilities	29,552	41,420
Deferred rent and lease incentives	6,158	5,751
Long-term debt, net of current portion	125	410

Total liabilities	35,835	47,581
Stockholders’ equity	50,410	44,437

Total liabilities and stockholders’ equity	$86,245	$92,018

Design Within Reach, Inc.

Condensed Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net sales	$47,260	$49,068	$94,174	$92,916
Cost of sales	25,325	27,350	50,063	52,853

Gross margin	21,935	21,718	44,111	40,063
Selling, general and administrative expenses	22,706	22,238	46,065	44,482

Loss from operations	(771)	(520)	(1,954)	(4,419)
Other income (expense)	71	(55)	(64)	39

Loss before income tax benefit	(700)	(575)	(2,018)	(4,380)
Income tax benefit	(541)	—	(1,237)	—

Net loss	$(159)	$(575)	$(781)	$(4,380)

Net loss per share:
Basic	$(0.01)	$(0.04)	$(0.05)	$(0.30)
Diluted	$(0.01)	$(0.04)	$(0.05)	$(0.30)
Weighted average shares used in calculation of net loss per share:
Basic	14,462	14,421	14,458	14,419
Diluted	14,462	14,421	14,458	14,419